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Exhibit 12
Statements Re: Computation of Ratios
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

The following table sets forth certain selected financial information.

                                                      2001      2000       1999      1998       1997
Earnings:
Income before income taxes                          28,630    17,349     17,218    28,396     38,168
Less: interest capitalized                               0         0          0         0          0
Add: fixed charges                                  48,213    42,410     32,286    26,568     22,510
                                                    ------------------------------------------------
Total earnings                                      76,843    59,759     49,504    54,964     60,678
                                                    ------------------------------------------------
Fixed charges:
Interest on policyholders' accounts                 48,213    42,410     32,286    26,568     22,510
                                                    ------------------------------------------------
Total fixed charges                                 48,213    42,410     32,286    26,568     22,510
                                                    ------------------------------------------------
Preferred stock dividend requirements                4,554
                                                    ------------------------------------------------
Combined fixed charges and preferred
   stock dividend requirements                      52,767
                                                    ------------------------------------------------
Ratio of earnings to fixed charges                    1.59      1.41       1.53      2.07       2.70
                                                    ------------------------------------------------
Pro forma ratio of earnings to
combined fixed charges and preferred
stock dividend requirements                           1.46
                                                    ------------------------------------------------
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